UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 9, 2014

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On December 9, 2014, the Board of Directors (the “Board”) of OvaScience, Inc. (the “Company”) appointed David P. Harding as the Company’s Chief Commercial Officer.  As an inducement to accepting the appointment as the Company’s new Chief Commercial Officer, Mr. Harding received a grant (the “Inducement Award”) of an option to purchase 343,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of the Company, at an exercise price of $32.36 per share, which was the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 9, 2014, the date of grant of the stock option. The stock option will have a ten-year term and vest over four years, with 25% of the shares vesting on the first anniversary of Mr. Harding’s start date and 6.25% of the shares vesting each quarter thereafter. In the event of a change of control (as defined in Mr. Harding’s employment agreement with the Company, or the “Offer Letter”) of the Company where Mr. Harding’s employment is terminated by the Company without cause (as defined in the Offer Letter) or Mr. Harding resigns for good reason (as defined in the Offer Letter) within one year of the change of control, the vesting of the stock options will accelerate in full.  The Inducement Award was granted separately from the Company’s 2012 Stock Incentive Plan and therefore the shares of Common Stock that would be received upon the exercise of the option are not covered by an effective registration statement. The issuance of the option was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. (b) and (e)

On December 9, 2014, the Board appointed Arthur Tzianabos, Ph.D., the Company’s current Chief Scientific Officer, as the Company’s President.  Michelle Dipp, M.D., Ph.D. will continue to serve as the Company’s Chief Executive Officer. In connection with Dr. Tzianabos’s promotion, the Company increased Dr. Tzianabos’s annual base salary from $350,000 to $425,000, increased Dr. Tzianabos’s target annual cash bonus amount from 40% to 50% of annual salary, and granted Dr. Tzianabos a stock option to purchase 270,000 shares of Common Stock at an exercise price of $32.36 per share, which was the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 9, 2014, the date of grant of the stock option. The stock option will have a ten-year term and vest over four years, 25% of which will vest on December 9, 2015 and 6.25% of the shares will vest each quarter thereafter.

On December 9, 2014, the Company and Dr. Dipp entered into an Amended and Restated Letter Agreement (the “CEO Employment Agreement”) extending the terms of Dr. Dipp’s employment as Chief Executive Officer of the Company. Pursuant to the terms of the CEO Employment Agreement, Dr. Dipp received restricted stock unit awards representing (i) the right to receive 30,902 shares of Common Stock, which will vest quarterly over a two year period and (ii) the right to receive a target amount of 15,451 shares of Common Stock, which will vest annually over a two year period upon meeting certain performance-based vesting conditions, provided that Dr. Dipp can earn up to 150% of such target amount (or a maximum of 23,176 shares) based upon surpassing such performance-based conditions.  The restricted stock unit awards are in lieu of cash compensation.  Pursuant to the CEO Employment Agreement, the Company also granted to Dr. Dipp a stock option to purchase 200,000 shares of Common Stock at an exercise price of $32.36 per share, which was the closing price of the Company’s Common Stock on the NASDAQ Global Market on December 9, 2014, the date of grant of the stock option. The stock option will have a ten-year term and vest over four years, 25% of which will vest on December 9, 2015 and 6.25% of the shares will vest each quarter thereafter.

The stock option grant and time-based restricted stock unit award will become immediately vested upon a change in control of the Company. In the event that Dr. Dipp is terminated without cause or resigns for good reason, the unvested portion of the time-based restricted stock units and option grant that would have vested in the six months following such termination shall vest. A tax gross-up will be paid on Dr. Dipp’s behalf if any amounts payable by us (or a successor) to her become subject to excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

Item 9.01. Financial Statements and Exhibits

(d)                                 Exhibits

99.1                        Press Release dated December 11, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: December 11, 2014	/s/ Jeffrey Young
Jeffrey Young
Chief Financial Officer